Exhibit 99.1

Team Pega,

On behalf of the leadership team, I want to share some more detailed views about the lawsuit Appian brought in a Virginia county court as we approach some of our first detailed filings in the appeal. This email is a summary of the more detailed views included in the attachment to this email.

As a reminder of what we shared previously, it is important to keep the following top of mind. We are a financially strong company. This lawsuit imposes no limits on how Pega develops, sells, or provides service on our products. This is a civil legal case with no criminal claims. We firmly believe that Pega will be successful in the appellate process.

We will post this document (including the more detailed views attached) on our “Pega Response to Appian Lawsuit” page on Pega.com for our people and our clients to access in case of any questions and for anyone interested.

1.	The case is about Pega confirming what Appian can and cannot do.

In 2012, Pega’s former head of competitive intelligence, John Petronio, engaged with a part-time consultant through a technology staffing firm to provide demonstrations and discussions of Appian as part of understanding our competition. All told, the consultant received a total of $23,000 in payment over a period of two and a half years.

Appian claimed that product features, which thousands upon thousands of people using its platform can plainly see, are its protected trade secrets. In its lawsuit, Appian claimed that the billions of dollars Pega earned over eight years resulted from exposure to a few of Appian’s features in 2012 and 2013.

2.	The alleged trade secrets are visible weaknesses of Appian’s platform or well-known features.

The alleged secrets are all features (or the absence of features) in Appian’s platform that people who write apps using the platform see, use, or otherwise know about. Most of these alleged secrets are visible weaknesses of Appian’s platform that Pega already knew of before Mr. Petronio sought out a consultant.

The other alleged trade secrets are basic (like a social media interaction) and commonly observed in many software products and platforms. Yet Appian claimed Pega copied something about Appian’s particular implementation of these between 2012 and 2013. Not only do we believe they are not valid trade secrets, these sorts of things were in Pega’s platform well before any of the consultant’s demonstrations. We did not copy them from Appian.

3.	We believe the claims have numerous vulnerabilities on appeal.

First and foremost, many trade secret cases have shown that when you share alleged “secrets” with others without swearing them to secrecy, you lose any trade secret claim. Appian did not prohibit its users from sharing what they know about the Appian platform with anyone, and Appian let numerous software resellers demonstrate it openly. Appian regularly demonstrated product features and made videos publicly available on the web.

Second, when a trial court incorrectly withholds important evidence from the jury, appeals courts usually order a new trial. Here the jury was not allowed to consider that Appian gave thousands of people access to the alleged secrets. The jury was not permitted to see the Pega platform themselves, and thus was denied access to the clearest evidence that Pega already had what Appian claims was copied.

4.	We believe the $2 billion damages is grossly inflated and vulnerable on appeal.

The nearly $2.1 billion damages award is more than 500% of Appian’s 2021 annual revenue and is, we believe, the product of several errors. The jury was prevented from learning that Pega and Appian did not even compete in the majority of Pega’s business. The trial court incorrectly instructed the jury that Appian did not need to quantify the amount of its supposed damages—Appian only needed to prove Pega’s total revenue, without showing connection between that revenue and its alleged trade secrets. In our view, this led to the astronomical damage award, which included damages for sales in which Pega and Appian did not even compete, as well as for unrelated products that could not have used the alleged trade secrets.

5.	Pega is a highly ethical company committed to continuous improvement.

John Petronio, who chose and managed the consultant, has not worked at Pega since 2015. His employment was terminated in 2015 for reasons unrelated to Appian’s claims. Petronio has worked with and for Appian since 2016 and was promoted to be Appian’s head of competitive intelligence in 2019.

Appian also brought suit against Pega for a non-criminal violation of the Virginia Computer Crimes Act because a handful of employees accessed publicly available free trials without identifying themselves as affiliated with Pega. The jury awarded Appian $1 on this claim. Any implication in press statements that Pega’s CEO was one of those employees is categorically false. In response to learning about that activity, Pega implemented a technical block to prevent access from any Pega location or Pega laptop to Appian free trials and further enhanced our already robust compliance training.

In summary, as we shared earlier in May, we strongly disagree with the claims and the outcome of the trial, which we believe are not supported by the facts of the case or the law and are the result of significant error. We believe we have strong grounds to overturn this result, and we are actively pursuing all legal options. As a reminder, the appeals process could potentially take years to complete, and no judgment, if any, would be payable until this process is complete. In the meantime, we will continue to focus on partnering with our clients to address their most pressing digital transformation challenges.

Ken

Ken Stillwell | Chief Operating Officer and Chief Financial Officer | Pegasystems Inc.

Team Pega,

On behalf of the leadership team, I want to share some more detailed views about the lawsuit Appian brought in a Virginia county court as we approach some of our detailed filings in the appeal. As a reminder of what we shared previously, it is important to keep the following top of mind. We are a financially strong company. This lawsuit imposes no limits on how Pega develops, sells, or provides service on our products. This is a civil case with no criminal claims. We firmly believe that Pega will be successful in the appellate process.

1.	The case is about Pega confirming what Appian can and cannot do.

The case arose out of market research Pega conducted back in 2012-2014. In 2012, Pega’s former head of competitive intelligence, John Petronio, engaged with a part-time consultant through a technology staffing firm to provide demonstrations and discussions of Appian. The consultant (who was never an employee of either Pega or Appian) was one of thousands of people using Appian’s platform to create apps. All told, the consultant received a total of $23,000 in payment over a period of two and a half years.

Mr. Petronio, who spearheaded the consultant’s work, hasn’t worked at Pega in seven years. He was let go long ago for performance reasons unrelated to Appian’s claims. Appian hired him the year after he left Pega, first as a consultant, and then, several years later, as its head of competitive intelligence. Eight months after assuming that role, Mr. Petronio told Appian lawyers the story that became the basis for this case. Appian then sued Pega. Despite Appian calling his work at Pega “unethical” and “corporate espionage,” Mr. Petronio remains employed as its head of competitive intelligence to this day.

Appian claimed that product features, which thousands upon thousands of people using its platform can plainly see, are its protected trade secrets. If Appian’s theory were true, any person who shares anything about their experience using Appian’s platform risks trade secret liability.

Appian alleged that Pega used information it learned from the consultant in two ways:

First, Appian claimed that Pega used what it learned about Appian’s platform to highlight Appian’s weaknesses. At trial, Appian maintained it was valuable to hide those weaknesses from prospects and customers. While Pega did highlight the absence of certain features or functionality in Appian’s platform, we strongly believe weaknesses that any person using Appian’s platform could observe are not secret at all. Moreover, customers are highly sophisticated who thoroughly evaluate the products on the market and make their own decisions about strengths and weaknesses.

Second, Appian said Pega used some vague and ill-defined information it learned from the consultant to change Pega’s own platform’s “social”, “mobile”, and “ease of use capabilities”.

In its lawsuit, Appian claimed that the billions of dollars Pega earned over eight years resulted from exposure to a few of Appian’s features in 2012 and 2013.

2.	The alleged trade secrets are visible weaknesses of Appian’s platform and well-known features.

The alleged secrets are all features (or the absence of features) in Appian’s platform that people who write apps using the platform see, use, or otherwise know about. Some of them are also evident to many more end-users of the apps. Here is how Appian actually described them at trial:

1. Concurrent Development and Locking of Process Model

2. Specific Reporting Tools and Chart Types Available

3. Web Services Returned Only the Process ID

4. Specifics on Unified Management Tools Available

5. Star Schema/Reporting on External Data

6. Configuration and Customization of Checkpointing

7. Topology Specifics, Including Information from Experimentation

8. Confidential Documentation from Appian Forum

Most of these alleged secrets are visible weaknesses of Appian’s platform that Pega already knew of before Mr. Petronio sought out a consultant.

The other alleged trade secrets are basic (like a social media interaction) and commonly observed in many software products and platforms. Yet Appian claimed Pega copied something about Appian’s particular implementation of these between 2012 and 2013. This was how Appian actually claimed these alleged trade secrets at trial:

9. Smart Services

10. Custom Data Types

11. Ease of Editing Functionality

12. Out-of-the-Box Ability to Deploy Applications to Mobile Devices

13. Out-of-the-Box Integrated Social View of Worklists and Tasks

We contend that, not only are they not valid trade secrets, these sorts of things were in Pega’s platform well before any of the consultant’s demonstrations. We did not copy them from Appian.

3.	We believe the claims have numerous vulnerabilities on appeal.

First and foremost, many trade secret cases have shown that if you share “secrets” with others without swearing them to secrecy, you lose any trade secret claim. We believe that what Appian claims are trade secrets do not qualify for protection. Trade secrets are typically information that is kept secret from everybody—like the Coca-Cola formula. A software platform used by many unnamed thousands of app developers can’t credibly be considered secret. Appian did not prohibit its users from sharing what they know about the Appian platform with anyone, and Appian let numerous software resellers demonstrate it freely—without calling the demonstrations “trade secrets” or swearing anyone to secrecy. Appian went so far as to display the platform at public conferences and posted videos publicly on the web.

Second, when a trial court incorrectly withholds important evidence from the jury, appeals courts usually order a new trial. Here the jury was not allowed to consider multiple categories of evidence that were essential for a fair trial of this case:

•	Pega’s contract with the staffing agency required its consultants to have legal permission to demonstrate Appian’s software to Pega. But the jury never heard this evidence.

•

Appian gave thousands of people access to the alleged secrets it now says are worth billions of dollars, including over 12,000 free trials, blog posts, and YouTube demo videos. The jury never heard these important facts.

•

Pega also wasn’t allowed to demonstrate for the jury the versions of the Pega platform—both before and after the consultant’s demonstrations. As a result, the jury could not see for itself the clearest evidence that Pega already had what Appian claims was copied.

4.	We believe the $2 billion damages is grossly inflated and vulnerable on appeal.

The nearly $2.1 billion damages award is by far the largest in Virginia’s history. It exceeds Appian’s 2021 annual revenue by 500%, it amounts to two-thirds of Pega’s gross profit over eight years, and, we believe, is the product of several trial errors.

The trial court incorrectly instructed the jury on how to consider damages, an error that by itself is grounds to overturn the case. It is a basic rule in our legal system that the party who sues must prove their case. And Virginia expressly adopted that rule in its trade secret statute. But here the court told the jury that Appian did not need to quantify the amount of supposed damages— all they needed to prove was Pega’s total revenues without showing connection between those revenues and its alleged trade secrets. In effect, the court’s instruction told the jury that Appian had proven its case just by pointing to Pega’s $6 billion in sales, and that it was Pega’s job to disprove that these sales were connected to the alleged trade secrets. That was wrong. The law required Appian to prove its supposed damages.

Furthermore, the court incorrectly prevented the jury from learning that Pega and Appian did not even compete in the majority of Pega’s business.

With those instructions given by the court, Appian repeatedly told the jury the starting point for damages was Pega’s $6 billion in total revenue. In our view, this led directly to the astronomical damage award, which included damages for sales in which Appian did not even compete with Pega, as well as for unrelated products that could not have used the alleged trade secrets.

5.	Pega is a highly ethical company and committed to continuous improvement.

John Petronio, who chose and managed the consultant, hasn’t worked at Pega in seven years. His employment was terminated in 2015 for reasons unrelated to Appian’s claims. Mr. Petronio has worked with and for Appian since 2016 in competitive intelligence roles and was promoted to be Appian’s head of competitive intelligence in 2019.

Appian also brought suit against Pega for a non-criminal violation of the Virginia Computer Crimes Act because a handful of employees accessed publicly available free trials without identifying themselves as affiliated with Pega. The jury awarded $1 on that claim. Any implication in press statements that Pega’s CEO was one of those employees is categorically false. In response to learning about that activity, Pega implemented a technical block to prevent access from any Pega location or Pega laptop to Appian free trials and further enhanced our already robust compliance training.

In summary, as we shared earlier in May, we strongly disagree with the claims and the outcome of the trial, which we believe are not supported by the facts of the case or the law and are the result of significant error. We have strong grounds to overturn this result, and we are actively pursuing all legal options. As a reminder, the appeals process could potentially take years to complete, and no judgment, if any, would be payable until this process is complete. In the meantime, we will continue to focus on partnering with our clients to address their most pressing digital transformation challenges.